EXHIBIT 10.42

[LETTERHEAD OF SEARS HOLDINGS]

August 1, 2014

Mr. Arun D. Arora

Addendum to Offer Letter dated March 19, 2014
Dear Arun,

This Addendum to your employment offer letter dated March 19, 2014 (“Offer Letter”) modifies the terms of the Special Incentive Award with respect to SHC’s 2014 fiscal year, subject to approval by the Compensation Committee of SHC’s Board of Directors.

With respect to the Special Incentive Award, the Offer Letter states:

•
You will be eligible to receive a Special Incentive Award with respect to each of SHC’s 2014 and 2015 fiscal years, payable by April 15th of the fiscal year following the applicable fiscal year, provided that you are actively employed at the applicable payment date, subject to the following terms:

•	2014 fiscal year: $500,000, 100% of which is subject to reduction by any amount payable to you under the 2014 AIP; and

•	2015 fiscal year: $250,000, 100% of which is subject to reduction by any amount payable to you under the 2015 AIP.
By this Addendum, and pertaining only to the 2014 fiscal year Special Incentive Award, we are amending the Offer Letter so the $500,000 will be payable by January 9, 2015, provided you are actively employed on such payment date. Further, in the event you do not remain actively employed by SHC through April 15, 2015 you will be required to repay the full $500,000 (including taxes withheld), unless prohibited by law, to SHC within thirty (30) days of your last day worked. Additionally, any amounts earned by you under SHC’s Annual Incentive Plan for fiscal year 2014 will be reduced by $500,000.

All other provisions of the Offer Letter remain unchanged.

To acknowledge and accept the terms herein, please sign and date below and return this letter to my attention.

Sincerely,
/s/ Dean Carter

Dean Carter
Acknowledged and Accepted:

/s/ Arun D. Arora	08/25/2014
Arun D. Arora	Date